For Immediate Release                        CONTACT:
Thomas M. Dugan
Vice President of Finance and Treasurer
Shiloh Industries, Inc.
+1 (330) 558-2600

SHILOH INDUSTRIES REPORTS FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS

VALLEY CITY, Ohio, January 14, 2016 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the fourth-quarter and full-year for 2015.

Fourth Quarter 2015 Highlights:

•	Sales revenue for the quarter was $296.9 million, an increase of 10.0 percent compared to the prior year quarter

•	Gross profit for the quarter was $20.2 million, compared to $18.7 million in the prior year, an increase of 8.3 percent in spite of a number of headwinds

•	Net loss per diluted share for the quarter was $0.14 which included a negative $0.09 impact of one-time expenses associated with the Wellington investigation and financing charges

•	Adjusted EBITDA for the quarter was $8.9 million which included a $5.5 million impact from lower scrap metal market pricing

•	New product wins representing an expected $159 million in sales over the life-of-program or $32 million in annual revenue

Full-Year 2015 Highlights:

•	Sales revenue for the year was $1,109.2 million, an increase of 26.2 percent compared to the prior year

•	Gross profit for the year was $87.1 million, compared to $79.6 million in the prior year, an increase of 9.4 percent

•	SG&A as percent of sales for the year was 5.7 percent, consistent with the prior year, in spite of continued investment to support the growth of the business and one-time expenses

•	Net income per diluted share for the year was $0.48 which included a negative $0.09 impact of one-time expenses associated with the Wellington investigation and financing charges

•	Adjusted EBITDA for the year was $59.5 million which included the $13.8 million impact from lower scrap metal market pricing

•	New product wins representing an expected $1.3 billion in sales over the life-of-program or nearly $220 million on an annual basis
“Shiloh achieved a number of key accomplishments in 2015 as we generated record new business wins and product launches, grew our revenue, gross profit and adjusted EBITDA. In addition, we made progress on our strategic objectives to expand the use of our technology in the market, broaden our suite of products, and establish a global presence,” said Ramzi Hermiz, president and chief executive officer. Hermiz continued, “We expect 2016 will be an important year for Shiloh as we position the company to begin to deliver on the significant new wins from recent years and move past a number of the headwinds that impacted our business performance in 2015.”

Fourth Quarter 2015 Financial Review
Sales revenue for the fourth quarter of fiscal 2015 increased to $296.9 million, a 10.0 percent improvement compared with fourth quarter of fiscal 2014. Sales revenue during the quarter was negatively impacted by market pricing for scrap metal of $5.5 million and foreign currency translation of $4.7 million.

Gross profit was $20.2 million compared with $18.7 million for the fourth quarter of fiscal 2014. Gross profit as a percent of sales was 6.8 percent compared to the 6.9 percent in the fourth quarter of fiscal 2014. Scrap metal pricing, foreign currency exchange and plant inefficiencies due to the ramp up of significant new product launches, impacted the gross profit results in the quarter.

Selling, general and administrative costs were $20.3 million, or 6.8 percent of sales revenue compared with $17.3 million, or 6.4 percent of sales revenue in the prior year quarter. The 40 basis point year-over-year increase in SG&A as a percent of sales was impacted by $2.5 million of one-time expenses related to our Wellington investigation and financing charges. Excluding these items, SG&A would have improved by 40 basis points vs the prior year quarter.

Adjusted EBITDA for the fourth quarter was $8.9 million, compared to $11.5 million in the prior year quarter. Adjusted EBITDA includes the previously mentioned $2.5 million one-time expenses associated with the Wellington investigation and financing charges.

Net loss for the quarter was $2.5 million, or $0.14 per diluted share, compared with net income of $1.0 million, or $0.05 per diluted share in the prior year quarter. The decline in net income was driven by the $2.5 million one-time expenses associated with the Wellington investigation and financing charges and an increase in interest expense, which was partially offset by an increase in income tax benefit compared to the year ago quarter. The fourth quarter pre-tax loss generated a tax benefit. The prior year quarter results included one-time reversal of the Mexico deferred tax asset valuation of $2.4 million, or $0.14 per diluted share and one-time acquisition fees, net of tax, of $1.6 million, or $0.09 per diluted share.
Our effective income tax rate was 28.2% percent for 2015, compared to 17.5% percent for the prior year quarter. The prior year included one-time reversal of the Mexico deferred tax asset valuation of $2.4 million, or $0.14 per diluted share and additional research and development tax credits related to its business activities from 2010 to 2013, improving earnings per share by $0.14 per share diluted . In addition, for 2014 and 2015, foreign tax rates of countries in which the Company operates are in all cases less than the U.S. statutory federal income tax rate, having a favorable impact on the effective rate.

At October 31, 2015, cash and cash equivalents were $13.1 million, total debt was $301.0 million and stockholders’ equity was $140.9 million.

Recent Events
During the fourth quarter of 2015, Shiloh launched and received production approval for 147 new products. For the full year, there have been 527 launches and production approvals compared to 175 in 2014. The Company generally incurs upfront ramp-up expenses associated with new product launches prior to revenue generation.

Shiloh expects the first quarter of 2016 to be challenging but also anticipates improvement in profitability in future periods as it begins to see the benefits of improving mix of business. In addition, the Company expects to transition the portfolio away from lower margin commodity products and capitalize on its strategy of focusing on higher margin, higher value-add products. This transition starts with the new business wins. Shiloh's successful new business pursuits in 2015 were focused on the platforms and products that it is building our strategy around. In 2016, the Company has 238 launches planned, which will allow more focused and efficient launches while keeping revenue trajectory more closely aligned with growth forecasts for auto production.

Shiloh to Host Conference Call Today at 8:00 A.M. EDT
Shiloh Industries will host a conference call on Thursday, January 14th at 8:00 A.M. Eastern Time to discuss the Company's 2015 fourth quarter and full-year financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately ten minutes in advance and request the Shiloh Industries fourth quarter conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers,1-858-384-5517. The passcode for the replay is 13628165. The replay will be available until January 29, 2016. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.shiloh.com.

For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at:
investor@shiloh.com.

Non-GAAP Financial Measures
This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA,” and “adjusted earnings per share (EPS)." We define EBITDA as net income / (loss) before interest, taxes, stock compensation, depreciation and amortization. We define adjusted EBITDA as net income / (loss) before interest, taxes, stock compensation, depreciation, amortization, restructuring items and other adjustments described in the reconciliations accompanying this press release. Adjusted earnings per share exclude certain income and expense items described in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented above are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies in our industry; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted earnings per share (EPS)	Three Months Ended October 31,		Year Ended October 31,
	2015	2014	2015	2014
Income (loss) per common share (GAAP)
Diluted	$(0.14)	$0.05	$0.48	$1.30
R&D tax credits	—	—	—	(0.14)
Return of escrow funds from acquisition	—	—	—	(0.04)
Mexico valuation	—	(0.14)	—	(0.14)
Financing charges	0.04	—	0.04	—
Wellington investigation	0.05	—	0.05	—
Asset recoveries	—	—	—	(0.15)
Acquisition fees	—	0.09	0.02	0.13
Diluted adjusted earnings (loss) per share (non-GAAP)	$(0.05)	$—	$0.59	$0.96

Adjusted EBITDA Reconciliation	Three Months Ended October 31,			Year Ended October 31,
	2015	2014		2015	2014
Net income (loss)	$(2,513)	$1,027	7,000	$8,264	$22,444
Depreciation and amortization	8,129	7,799		34,213	27,893
Stock compensation expense	174	149		1,025	579
Interest expense	3,184	1,499		9,898	4,503
Provision (benefit) for income taxes	(2,522)	(1,389)		3,250	4,747

EBITDA	6,452	9,085		56,650	60,166
Return of escrow funds from acquisition	—	—			(1,000)
Financing charges	1,050	—		1,050	—
Wellington investigation	1,416	—		1,416	—
Asset recoveries	—	—		—	(4,026)
Acquisition fees	—	2,444		433	3,436
Adjusted EBITDA	$8,918	$11,529		$59,549	$58,576

About Shiloh Industries, Inc.

Shiloh Industries, Inc. is a leading global supplier of lightweighting, noise and vibration solutions to the automotive, commercial vehicle and industrial segments, capable of delivering solutions in aluminum, magnesium, steel and high-strength steel alloys to original equipment manufacturers and suppliers. The company offers the broadest portfolio of lightweighting solutions in the industry through their BlankLight™, CastLight™ and StampLight™ brands. Shiloh designs and manufactures components in body, chassis and powertrain systems with expertise in precision blanks, ShilohCore™ acoustic laminates, aluminum and steel laser welded blanks, complex stampings, modular assemblies, aluminum and magnesium die casting, as well as precision machined components. Shiloh has nearly 3,400 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

FORWARD-LOOKING STATEMENTS
Certain statements made by Shiloh in this Annual Report on Form 10-K regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995.
The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements.
Listed below are some of the factors that could potentially cause actual results to differ materially from expected future results. Other factors besides those listed here could also materially affect the Company’s business.

•
The impact on historical financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of the Company’s operating results:

•	The Company's ability to accomplish its strategic objectives.

•	The Company's ability to obtain future sales.

•	Changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities.

•	Costs related to legal and administrative matters.

•	The Company's ability to realize cost savings expected to offset price concessions.

•
The Company's ability to successfully integrate acquired businesses, including businesses located outside of the United States. Risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of its products.

•	Inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks.

•	Work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers.

•	The Company's dependence on the automotive and heavy truck industries, which are highly cyclical.

•	The dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production.

•	Regulations and policies regarding international trade.

•
Financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies. Increases in the price of, or limitations on the availability of, steel, aluminum or magnesium, the Company's primary raw materials, or decreases in the price of scrap steel.

•	The successful launch and consumer acceptance of new vehicles for which the Company supplies parts.

•
The occurrence of any event or condition that may be deemed a material adverse effect under the Company’s outstanding indebtedness or a decrease in customer demand which could cause a covenant default under the Company’s outstanding indebtedness.

•	Pension plan funding requirements.
See "Item 1A. Risk Factors" in this Annual Report on Form 10-K for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of filing this Annual Report on Form 10-K.
The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Annual Report on Form 10-K. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the SEC.

SHILOH INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	October 31, 2015	October 31, 2014

ASSETS:
Cash and cash equivalents	$13,100	$12,014
Investment in marketable securities	356	1,045
Accounts receivable, net	194,373	171,242
Related-party accounts receivable	1,092	533
Prepaid income taxes	3,799	2,142
Inventories, net	58,179	61,843
Deferred income taxes	2,837	3,496
Prepaid expenses	48,267	41,447
Total current assets	322,003	293,762
Property, plant and equipment, net	280,260	274,828
Goodwill	28,843	30,887
Intangible assets, net	19,543	21,998
Deferred income taxes	4,431	2,605
Other assets	11,509	5,445
Total assets	$666,589	$629,525
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$2,080	$1,918
Accounts payable	160,405	146,478
Other accrued expenses	34,459	41,336
Total current liabilities	196,944	189,732
Long-term debt	298,873	268,102
Long-term benefit liabilities	17,376	19,951
Deferred income taxes	6,180	2,739
Interest rate swap agreement	4,989	2,510
Other liabilities	1,312	1,972
Total liabilities	525,674	485,006
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at October 31, 2015 and October 31, 2014, respectively	—	—
Common stock, par value $.01 per share; 25,000,000 shares authorized; 17,309,623 and 17,214,284 shares issued and outstanding at October 31, 2015 and October 31, 2014, respectively	173	172
Paid-in capital	69,334	68,035
Retained earnings	121,457	113,193
Accumulated other comprehensive loss, net	(50,049)	(36,881)
Total stockholders’ equity	140,915	144,519
Total liabilities and stockholders’ equity	$666,589	$629,525

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended October 31,		Years Ended October 31
	2015	2014	2015	2014
Net revenues	$296,910	$269,844	$1,109,195	$878,744
Cost of sales	276,705	251,191	1,022,109	799,143
Gross profit	20,205	18,653	87,086	79,601
Selling, general & administrative expenses	20,298	17,314	63,028	50,207
Amortization of intangible assets	500	620	2,295	2,255
Asset recovery	—	—	—	(4,026)
Operating income (loss)	(593)	719	21,763	31,165
Interest expense	3,184	1,499	9,898	4,503
Interest income	(15)	(18)	(36)	(25)
Gain on bargain purchase			—	—
Other (income) expense	1,273	(400)	387	(504)
Income (loss) before income taxes	(5,035)	(362)	11,514	27,191
Provision (benefit) for income taxes	(2,522)	(1,389)	3,250	4,747
Net income (loss)	$(2,513)	$1,027	$8,264	$22,444
Earnings per share:
Basic earnings (loss) per share	$(0.14)	$0.05	$0.48	$1.31
Basic weighted average number of common shares	17,292	17,180	17,287	17,145
Diluted earnings (loss) per share	$(0.14)	$0.05	$0.48	$1.30
Diluted weighted average number of common shares	17,292	17,229	17,310	17,215

SHILOH INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended October 31
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,264	$22,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,213	27,893
Asset impairment (recovery), net	—	(4,026)
Amortization of deferred financing costs	992	807
Deferred income taxes	2,997	843
Stock-based compensation expense	1,025	579
(Gain) loss on sale of assets	274	(806)
Gain on sale of marketable securities	—	(365)
Changes in operating assets and liabilities:
Accounts receivable	(27,595)	(10,444)
Inventories	989	3,795
Prepaids and other assets	(9,553)	(9,542)
Payables and other	(6,394)	3,327
Accrued income taxes	(1,711)	(4,922)
Net cash provided by operating activities	3,501	29,583
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(39,504)	(40,158)
Investment in marketable securities	—	(2,000)
Acquisitions, net of cash acquired	195	(124,544)
Proceeds from sale of assets	11,480	5,762
Proceeds from sale of marketable securities	—	967
Net cash used in investing activities	(27,829)	(159,973)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(821)	(382)
Proceeds from long-term borrowings	153,900	182,500
Repayments of long-term borrowings	(121,589)	(39,877)
Payment of deferred financing costs	(5,529)	(776)
Proceeds from exercise of stock options	159	1,061
Net cash provided by financing activities	26,120	142,526
Effect of foreign currency exchange rate fluctuations on cash	(706)	(520)
Net increase in cash and cash equivalents	1,086	11,616
Cash and cash equivalents at beginning of period	12,014	398
Cash and cash equivalents at end of period	$13,100	$12,014

Supplemental Cash Flow Information:
Cash paid for interest	$9,373	$3,862
Cash paid for income taxes	$1,770	$7,995

Non-cash Investing and Financing Activities:
Equipment acquired under capital lease	$—	$7,639
Capital equipment included in accounts payable	$4,225	$5,415